Exhibit 99.1

News Release
Contact: Ralph Pitts, Belk, Inc., 704-426-8402, ralph_pitts@belk.com

Belk, Inc. Reports Comparable Store Sales

Growth of 3.5 Percent for Third Quarter

•	Comparable store sales increase 3.5 percent, 4.0 percent year-to-date

•	eCommerce sales grow 44.8 percent

CHARLOTTE, N.C., Nov. 22, 2013 – Belk, Inc. today announced operating results for its fiscal third quarter and nine months ended November 2, 2013.

Tim Belk, chairman and chief executive officer of Belk, Inc., said, “Comparable sales grew 3.5 percent in the quarter, aided by colder weather and the investments we have made in the business, including store remodels, eCommerce and supply chain. November is the ‘go live’ month for a new technology platform which includes replacement of much of our IT infrastructure and a new merchandising system. In addition, we are testing technology to fulfill belk.com orders from stores to support our digital business, which grew 45 percent in the quarter. These investments will add expense and impact earnings over the next 18 months.”

Net Sales

Net sales for the 13-week period increased 2.8 percent to $860.7 million compared to the prior-year period. Comparable store sales grew for the 15th consecutive quarter with a 3.5 percent increase. The sales increase for the period resulted primarily from a continuation of strong eCommerce sales and execution of the company’s key strategies.

Merchandise categories achieving the highest growth rate for the quarter were contemporary sportswear, shoes, accessories, men’s and kid’s apparel. The company’s eCommerce sales increased 44.8 percent for the third quarter, which contributed 1.5 percent of the comparable store sales increase.

Year-to-date sales totaled $2.72 billion, an increase of 3.9 percent compared to the same 39-week period last year. On a comparable store sales basis, sales for the 39-week period increased 4.0 percent. eCommerce sales grew 52.8 percent for the period, which contributed 1.5 percent of the comparable store sales increase.

Net Income

Net income for the third quarter was $3.6 million compared to $11.1 million for the same prior-year period. Net income excluding non-comparable items was $4.6 million for the period compared to $9.8 million for the same prior-year period. A detailed reconciliation of net income to net income excluding non-comparable items is provided at the end of this release. The decrease was primarily the result of expenses associated with the company’s investments in strategic initiatives during the period.

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Net income for the year-to-date was $62.2 million compared to $78.8 million for the same 39-week period last year. Net income excluding non-comparable items was $63.6 million compared to $76.7 million for the same prior-year period.

New, Expanded and Remodeled Stores

On October 16, Belk celebrated the completion of major store improvement projects in ten states. Grand openings were held for a new store in New Braunfels, Texas, and for new relocated stores in Salisbury and Morganton, N.C. Store expansions and remodelings were completed in Flowood, Miss., Rock Hill, S.C., Morehead City, N.C., Paragould, Ark., Tifton, Ga., Stuttgart, Ark., Brunswick, Ga., and Mount Pleasant, S.C. Stores completing remodelings included Fredericksburg, Va., Gainesville, Fla., Monroe, La., Bainbridge, Ga., Danville, Va., Elizabeth City, N.C., Griffin, Ga., and Natchez, Miss.

Flagship Stores

Belk previously announced that it will open two new flagship stores next year at Dallas Galleria and Bridge Street Town Center in Huntsville, Ala. Belk at Friendly Center in Greensboro, N.C. and Belk of Mount Pleasant Town Centre in Mt. Pleasant, S.C., are also being expanded and remodeled as part of their conversion to flagship stores. In addition, the current flagship store at Riverchase Galleria in Hoover, Ala. will undergo a major remodeling.

Brand Launch

On September 25, Belk announced a new partnership with denim experts Chip & Pepper Foster and the launch of an exclusive line – Chip & Pepper® California – that offers trend-setting, premium denim in 100 Belk locations, including belk.com.

Belk Bowl Signs Six-Year Agreement with SEC

Belk also recently announced a six-year partnership with the Southeastern Conference (SEC) to bring SEC football to the Belk Bowl in Charlotte, N.C., beginning in 2014, to compete with Atlantic Coast Conference (ACC) teams. This year’s Belk Bowl featuring a matchup of ACC and American Athletic Conference teams will be held on Saturday, Dec. 28, 2013, with a 3:20 p.m. kickoff and televised nationally on ESPN. Visit the Belk Bowl website for more information.

About Belk, Inc.

Charlotte, N.C. – based Belk, Inc. (www.belk.com) is the nation’s largest family owned and operated department store company with 301 Belk stores located in 16 Southern states and a growing digital presence. Founded in 1888 by William Henry Belk in Monroe, N.C., the company is in the third generation of Belk family leadership and has been committed to community involvement since its inception. Each year, Belk gives a portion of its pretax income back to the communities it serves. In fiscal year ending Jan. 31, 2013, the company and its associates, customers and vendors, donated more than $19 million to those communities. Belk.com offers a wide assortment of national brands and private label fashion apparel, shoes and accessories for the entire family along with top name cosmetics, a wedding registry and a large selection of quality merchandise for the home. To connect with Belk go to Belk Get Connected.

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NOTES:

To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items.” Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the Company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results. Belk also excludes such items when evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.

Certain statements made in this news release may constitute forward-looking statements. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or other similar words.

Forward-looking statements include information concerning possible or assumed future results from merchandising, marketing and advertising in our stores and through the Internet, general economic conditions, and our ability to be competitive in the retail industry, our ability to execute profitability and efficiency strategies, our ability to execute growth strategies, anticipated benefits from our strategic initiatives to strengthen our merchandising and planning organizations, anticipated benefits from our belk.com website and our eCommerce fulfillment center, the expected benefits of new systems and technology, and the anticipated benefits under our Program Agreement with GE. These forward-looking statements are subject to certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in such forward-looking statements.

Risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements include, but are not limited to: economic, political and business conditions, nationally and in our market areas, including rates of economic growth, interest rates, inflation or deflation, consumer credit availability, levels of consumer debt and bankruptcies, tax rates and policy, unemployment trends, a health pandemic, catastrophic events, potential acts of terrorism and threats of such acts and other matters that influence consumer confidence and spending; our ability to anticipate the demands of our customers for a wide variety of merchandise and services, including our predictions about the merchandise mix, quality, style, service, convenience and credit availability of our customers; unseasonable and extreme weather conditions in our market areas; seasonal fluctuations in quarterly net income due to the significant portion of our revenues generated during the holiday season in the fourth fiscal quarter and the significant amount of inventory we carry during that time; competition from other department and specialty stores and other retailers, including luxury goods retailers, general merchandise stores, Internet retailers, mail order retailers and off-price and discount stores, in the areas of price, merchandise mix, quality, style, service, convenience, credit availability and advertising; our ability to effectively use advertising, marketing and promotional campaigns to generate high customer traffic in our stores and through online sales; variations in the amount of vendor allowances; our ability to successfully implement our new information technology platform that will impact our primary merchandising, planning and core financial process; our ability to successfully operate our website, and our fulfillment facilities and manage our social community engagement by providing a broader range of our information online, including current sales promotions and special events; our ability to manage multiple significant change initiatives simultaneously; our ability to find qualified vendors from which to source our merchandise and our ability to access

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products in a timely and efficient manner from a wide variety of domestic and international vendors; and to deliver in a timely and cost-efficient manner; increases in the price of merchandise, raw materials, fuel and labor or their reduced availability; the income we receive from, and the timing of receipt of, payments from GE, the operator of our private label credit card business, which depends upon the amount of purchases made through the proprietary credit cards, changes in customers’ credit card use, and GE’s ability to extend credit to our customers; our ability to manage our expense structure; our ability to continue to open new stores, or to remodel or expand existing stores, including the availability of existing retail stores or store sites on acceptable terms and our ability to successfully execute our retailing concept in new markets and geographic regions; our ability to manage risks associated with owning and leasing real estate; the efficient and effective operation of our distribution network, and information systems to manage sales, distribution, merchandise planning and allocation functions; our ability to prevent a security breach that results in the unauthorized disclosure of

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company, employee or customer information; the effectiveness of third parties in managing our outsourced business; loss of key management or qualified employees or an inability to attract, retain and motivate additional highly skilled employees; changes in federal, state or local laws and regulations; and our ability to comply with debt covenants, which could adversely affect our capital resources, financial condition and liquidity.

Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.

For a detailed description of the risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements, we refer you to the section captioned “Risk Factors” in our annual report on Form 10-K for the fiscal year ended February 2, 2013 that we filed with the SEC on April 17, 2013. Our other filings with the SEC may contain additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider. Upon request, we will provide copies of these filings to you free of charge.

BELK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2,	October 27,	November 2,	October 27,
	2013	2012	2013	2012
(millions)
Revenues	$860.7	$837.5	$2,716.0	$2,615.2
Cost of goods sold (including occupancy, distribution and buying expenses)	589.7	574.2	1,836.9	1,755.6
Selling, general and administrative expenses	254.8	238.4	748.8	706.0
Gain on sale of property and equipment	0.6	1.1	1.4	2.8
Asset impairment and exit costs	1.8	(0.6)	3.5	(0.5)

Operating income	15.0	26.6	128.2	156.9
Interest expense, net	(10.7)	(11.1)	(32.6)	(36.1)

Income before income taxes	4.3	15.5	95.6	120.8
Income tax expense	0.7	4.4	33.4	42.0

Net income	$3.6	$11.1	$62.2	$78.8

BELK, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME AND

NET INCOME EXCLUDING NON-COMPARABLE ITEMS

(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2,	October 27,	November 2,	October 27,
	2013	2012	2013	2012
(millions)
Net income	$3.6	$11.1	$62.2	$78.8
Gain on sale of property and equipment, net of income tax	(0.5)	(0.8)	(0.9)	(1.8)
Asset impairment and exit costs, net of income tax	1.5	(0.5)	2.3	(0.3)

Net income excluding non-comparable items	$4.6	$9.8	$63.6	$76.7